Exhibit 99.1



           American States Water Company Announces Earnings for the Three Months Ended March 31, 2006


    SAN DIMAS, Calif.--(BUSINESS WIRE)--May 10, 2006--American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings of $0.35 per share for the three months ended March 31, 2006 as compared to basic and fully diluted earnings of $0.22 per share, reported for the same period ended March 31, 2005.

    First Quarter 2006 Results

    "The first quarter of 2006 certainly demonstrates the effects of how fair and timely decisions made by the California Public Utilities Commission impact the Company's livelihood, and further, how efforts in developing the Company's non-regulated subsidiaries are beginning to pay off," stated Floyd Wicks, President and CEO of American States Water Company.
    Significant items that impacted the increase in earnings for the first quarter of 2006 in comparison to the same period of 2005 were:
(i) a favorable decision issued by the California Public Utilities Commission ("CPUC") on April 13, 2006 enabling Golden State Water Company ("GSWC"), a wholly-owned subsidiary of AWR, to transfer about $2.3 million ($0.08 per share) of water rights lease revenues received from the City of Folsom for 2004 and 2005 from a regulatory liability account into operating revenues during the first quarter of 2006 and to also recognize $300,000 as revenue in the first quarter of 2006 ($0.01 per share) on the lease revenues from the city; (ii) an unrealized loss of $2.2 million ($0.08 per share) on purchased power contracts due to decreased energy prices during the first quarter of 2006 as compared to an unrealized gain on purchased power contracts of $3.0 million ($0.11 per share) during the first quarter of 2005; (iii) water rate increases contributing approximately $3.5 million to first quarter 2006 revenues ($0.09 per share); (iv) a 13.6% increase in billed water consumption during the first three months of 2006, impacted earnings by $0.07 per share; and (v) an increase in pretax operating income of $1.4 million ($0.05 per share) at American States Utility Services, Inc. ("ASUS"), a non-regulated subsidiary of AWR, during the first three months of 2006 as compared to the same period of 2005 as a result of work performed on special projects at Fort Bliss and reimbursement of various operating expenses incurred during transition periods at various military bases.
    Total operating revenues of $60.6 million for the first quarter of 2006 increased by $10.8 million compared to revenues of $49.8 million recorded in the first quarter of 2005, an increase of 21.7%. Of the total increase in revenues, water revenues increased by 16.0% due to rate increases implemented since the second quarter of 2005 and higher consumption in 2006 due to weather changes from the first quarter of 2005. Electric revenues increased by 11.7% due to a rate increase in April 2005 and a 6.3% increase in consumption. Other operating revenues increased from $851,000 during the first quarter of 2005 to $4.1 million during the first quarter of 2006 primarily due to (i) the $2.6 million of water rights lease revenues from the City of Folsom, as previously described, and (ii) an increase in ASUS revenues for special projects performed by its Fort Bliss Water Services Company ("FBWS") subsidiary and commencement of water and wastewater system operations at the two newly established military subsidiaries of ASUS, Terrapin Utility Services, Inc. ("TUS") and Old Dominion Utility Services, Inc. ("ODUS"), located in Maryland and Virginia, respectively.
    Total operating expenses increased by $8.3 million, a 21.8% increase, to $46.6 million for the three months ended March 31, 2006. The recognition of the unrealized loss on purchased power contracts during the first quarter of 2006 as compared to the unrealized gain on purchased power contracts during the same period of 2005, as previously described, accounted for $5.2 million of the increase in operating expenses. The remaining increase in operating expenses reflects (i) higher purchased water expenses due to increased customer usage and increases in supplier rates, partially offset by a slight change in the supply mix; (ii) an increase in power purchased for resale due to increased electric sales; (iii) higher administrative and general costs due to an increase in pension and benefit costs, higher wages, and an increase in general liability related costs; (iv) higher depreciation costs resulting from increased utility plant balances; (v) higher maintenance expense due to increased well and water supply source work; and (vi) recording of a gain on a settlement reached in February 2005 for the removal of wells. The increase in administrative and general expenses was partially offset by the recovery of transition period operating expenses incurred at various military bases, operating under TUS and ODUS.
    These increases in total operating expenses were partially offset by reductions to the supply cost balancing account and a reduction in other operating expenses due to reimbursement for special projects costs incurred at FBWS.
    Interest charges increased by $531,000 to $5.3 million for the quarter ended March 31, 2006 as compared to the quarter ended March 31, 2005. The higher interest charges were the result of an increase in long-term debt interest expense due to a $40 million private placement issued by GSWC during October 2005. Interest income of $899,000 for the three months ended March 31, 2006 was primarily due to interest accrued on an $8 million receivable from Aerojet - General Corporation ("Aerojet") and on the Aerojet litigation memorandum account balances.
    First quarter 2006 income tax expense increased by approximately $660,000 compared to the same period of 2005, primarily due to a higher pretax income offset partially by a reduced effective tax rate.

    Other -- Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company's Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

    First Quarter 2006 Earnings Release Conference Call -- The Company will host a conference call today, Wednesday, May 10, 2006 at 11:00 a.m. Pacific Time (PT), during which management will be making a brief presentation focusing on the Company's first quarter results, strategies, and operating trends.
    Interested parties can listen to the conference call over the Internet by logging on to www.aswater.com. The call will also be recorded and replayed beginning Wednesday, May 10, 2006 at 1:00 p.m. PT and will run through Wednesday, May 17, 2006. The dial-in number for the audio replay is (800) 642-1687, Passcode 8843259.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 253,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with various municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

                    American States Water Company
                             Consolidated

Comparative Condensed Balance Sheets
                                         March 31,      December 31,
             (in thousands)                 2006            2005
-------------------------------------- ---------------  --------------
                                                (Unaudited)
Assets

Utility Plant-Net                     $       723,804  $      713,225
Other Property and Investments                 21,558          21,581
Current Assets                                 67,781          68,866
Regulatory and Other Assets                    74,827          73,105
-------------------------------------- ---------------  --------------
                                      $       887,970  $      876,777
-------------------------------------- ---------------  --------------

Capitalization and Liabilities

Capitalization                        $       535,337  $      532,499
Current Liabilities                            80,372          77,585
Other Credits                                 272,261         266,693
-------------------------------------- ---------------  --------------
                                      $       887,970  $      876,777
-------------------------------------- ---------------  --------------


Condensed Statements of Income

(in thousands, except per share              Three Months Ended
 amounts)                                        March 31,
----------------------------------------------------------------------
                                            2006            2005
-------------------------------------- ---------------  --------------
                                                (Unaudited)
Operating Revenues                    $        60,613  $       49,818
                                       ---------------  --------------

Operating Expenses:
      Operations                      $        21,781  $       21,378
      Unrealized loss (gain) on
       purchased power contracts                2,155          (3,015)
      Administration and general
       expenses                                10,832          10,174
      Maintenance                               2,755           2,466
      Depreciation and amortization             6,483           5,664
      Property and other taxes                  2,547           2,299
      Gain on settlement for removal
       of wells                                     0            (760)
                                       ---------------  --------------

           Total operating expenses   $        46,553  $       38,206

Operating income                      $        14,060  $       11,612

      Interest expense                         (5,256)         (4,725)
      Interest income                             899              21
                                       ---------------  --------------

Income From Operations Before Income
 Tax Expense                          $         9,703  $        6,908

      Income tax expense                        3,804           3,144

----------------------------------------------------- --------------
Net Income                            $         5,899  $        3,764
-------------------------------------- ---------------  --------------

Weighted Average Shares Outstanding            16,806          16,761
-------------------------------------- ---------------  --------------
Earnings Per Common Share             $          0.35  $         0.22
-------------------------------------- ---------------  --------------
Weighted Average Diluted Shares                16,909          16,805
-------------------------------------- ---------------  --------------
Earnings Per Diluted Share            $          0.35  $         0.22
-------------------------------------- ---------------  --------------
Dividends Declared Per Common Share   $         0.225  $        0.225
-------------------------------------- ---------------  --------------


    CONTACT: American States Water Company
             Robert J. Sprowls, (909) 394-3600, ext. 647